ENGINEER'S CONSENT




We consent to the use in the Registration Statement and Prospectus of Cotton Valley Resources Corporation ("the Company") of our report dated August 29, 1996, concerning the Company's oil and gas reserves in the Movico Field, Alabama, and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Prospectus.





Wendell & Associates

January 31, 1997
Fort Worth, Texas